Exhibit 99.2

Dear Client,

As you may have seen in the press release issued on Wednesday, we are pleased to announce that we have entered into an agreement to sell 100% of the outstanding shares of Societal to CoreRx, Inc. (“CoreRx”), a CDMO with locations in Clearwater, Florida and Bend, Oregon. CoreRx is a portfolio company of the private equity firm QHP Capital, who intends to combine these two companies into a new CDMO with exceptional quality and scale across services.  We believe this transaction is a positive for our customers because combining CoreRx and Societal into a single CDMO is expected to provide you access to a wider range of capabilities and offerings in the areas of formulation development, early stage scale up, and GMP manufacturing from phase I through commercial scale. We believe that this more complete set of services will further support your product development efforts and enable the combined company to be an even better manufacturing partner.

This transaction is not complete yet.  There are a number of steps that have to be completed over the coming few weeks before we close, which we currently anticipate will occur in early April.  We will keep you informed of the progress as best we can. For the time being, it’s business as usual working with Societal CDMO – same contacts, same project manager, same everything.  We look forward to working with you now and in the future!

Sincerely,

J. David Enloe Jr.

President & CEO

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this document that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements include, among others,  the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 28, by and among Societal, CoreRx and Cane Merger Sub, Inc. (“Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.  Potential risks, uncertainties and other factor to be considered include, among others, that Societal shareholders may not tender a sufficient number of shares in the tender offer; the length of time necessary to consummate the proposed transaction may be longer than anticipated, or it may not be consummated at all; the proposed transaction may involve unexpected costs; the businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; and the risk that shareholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability. For further discussion of these and other risks and uncertainties, see Societal’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”), including under the headings “Risk Factors.” You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither CoreRx nor Societal is under any duty to update any of the information in this document.

Additional Information And Where To Find It

In connection with the proposed acquisition, CoreRx will commence a tender offer for the outstanding shares of Societal. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Societal, nor is it a substitute for the tender offer materials that CoreRx and Merger Sub will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, CoreRx and Merger Sub will file tender offer materials on Schedule TO, and Societal will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Holders of shares of Societal common stock are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Societal common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Societal at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. In addition, these materials will be available at no charge on the Investors page of Societal’s website at https://www.societalcdmo.com/ and by directing a request to the information agent for the tender offer, whose contact information will be set forth in the Offer to Purchase.